Exhibit 10.2

AMENDMENT #4 TO EMPLOYMENT AGREEMENT

This Amendment #4 (“Amendment”), effective as of May 13, 2025 (“Effective Date”), is to the July 21, 2015 Employment Agreement, as amended on February 22, 2017, May 31, 2022, and January 2, 2024 (collectively, “Agreement”), by and between Diodes Incorporated, a Delaware corporation (“Company”), with its principal place of business at 4949 Hedgcoxe Road, Suite 200, Plano, TX 75024, and Dr. KehShew Lu, an individual (“Employee”).

WITNESSETH:

WHEREAS, as of the Effective Date, the Employee no longer serves as Chief Executive Officer of the Company;

WHEREAS, the Employee will remain with the Company as an employee pursuant to the terms of this Agreement;

WHEREAS, the Company and the Employee desire to modify certain provisions of the Agreement;

WHEREAS, this Amendment satisfies the conditions for amending the Agreement provided under Section

4.5
of the Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Amendments. As of the Effective Date, the Agreement is amended as follows:

a.
Sections 1.1, 1.2, and 1.3 shall be entirely amended and restated to read as follows:

1.1
Employment. The Company hereby continues to employ the Employee as a special advisor to the Chief Executive Officer of the Company (“CEO”) (or such other position designated by the Company’s Board of Directors and/or the CEO and to which the Employee expressly consents in writing), and the Employee hereby accepts such employment, on the terms and conditions set forth below, to perform during the term of this Agreement such services as are required hereunder.

1.2
Duties. The Employee shall render such services to the Company, and shall perform such duties and acts, as reasonably may be required by the Company’s Board of Directors and/or the CEO in connection with any aspect of the Company’s business.

1.3
Performance of Duties. The Employee shall devote such reasonable time, ability, and attention during normal business hours to his duties hereunder as may be necessary to discharge such duties in a professional and businesslike manner.

b.
Section 2.1(i) shall be entirely amended and restated to read as follows:

(i)
“an annual base salary of $100,000.00 (one hundred thousand US

Dollars), subject to such periodic changes, if any, as the Board of Directors and/or the CEO may determine, less any applicable deduction therefrom for income tax or other applicable withholdings, payable in accordance with the Company’s standard practices and procedures;”

c.
Section 2.1(ii) shall be deleted in its entirety.

d.
Section 2.1(iii) shall be entirely amended and restated to read as follows:

(iii) “participation in the extended medical expense reimbursement plan as set forth in the Company’s Executive Health Policy dated April 17, 2020 with the annual maximum reimbursement limit set at $6,000.00 (six thousand US Dollars);”

2.
Scope. Except as otherwise provided in this Amendment, the provisions of the Agreement shall continue in full force and effect on and after the Effective Date.

3.
Defined Terms. Except as otherwise defined in this Amendment, the capitalized terms in this Amendment shall have the same meaning as such terms have in the Agreement.

4.
Governing Law. The validity, construction, and interpretation of this Amendment shall be governed in all respects by the procedural and substantive laws of the State of Texas applicable to contracts made and to be performed wholly within that State.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be duly executed and delivered.

COMPANY EMPLOYEE

Keh-Shew Lu (Apr 29, 2025 13:14 GMT+8)

Gary Yu Dr. Keh-Shew Lu

President

Diodes Incorporated